EXHIBIT 10.86


               BEFORE THE NEW MEXICO PUBLIC REGULATION COMMISSION
               --------------------------------------------------


In the Matter of Public Service Company      )
of New Mexico's                              )
Transition Plan Filed Pursuant to            )           Utility  Case No. 3137
the Electric Utility Industry                )
Restructuring Act of 1999                    )
                                             )
Public Service Company of New Mexico,        )
                                             )
                             Petitioner      )


                              Stipulated Agreement
                              --------------------

         The undersigned parties (collectively the "Signatories") have jointly prepared and submit this Stipulated Agreement ("Stipulation") to the New Mexico Public Regulation Commission ("NMPRC" or "Commission") for its approval.

                             Background and Purpose
                             ----------------------

1) Public Service Company of New Mexico's ("PNM")1 current New Mexico retail electric base rates were approved by the NMPRC on August 25, 1999, pursuant to a stipulation entered by PNM, NMPRC Staff ("Staff"), the New Mexico Attorney General ("AG"), New Mexico Industrial Energy Consumers ("NMIEC"), City of Albuquerque ("COA"), United States Executive Agencies ("USEA"), and the University of New Mexico ("UNM") in Utility Case No. 2761. Under that stipulation, those rates were not subject to change prior to the earlier of January 1, 2003, or the implementation of customer choice under the New Mexico Electric Utility Industry Restructuring Act of 1999, NMSA 1978, ss.ss. 62-3A-1 et seq. (1999) ("the Restructuring Act").
                    -- ---

-----------
1"PNM" as used in this Stipulation refers only to the corporate entity known as Public Service Company of New Mexico.


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2)   In 2001, the New Mexico Legislature adopted changes to the Restructuring
     Act. Laws 2001, ch. 5, ("Senate Bill 266"). Among other things, Senate Bill 266 postpones the implementation of customer choice under the Restructuring Act until January 1, 2007 for residential and small commercial customers and certain schools, and until July 1, 2007 for all other customers. NMSA 1978, ss. 62-3A-4(A) (2001).
3) Senate Bill 266 further provides for, among other things, New Mexico utilities' activities in respect to generating plants not intended to provide retail electric service to New Mexico customers. The kind of generating plant described in NMSA 1978, ss. 62-3A-8(C) (2001) is referred to here as "Merchant Plant." For purposes of this Stipulation, Merchant Plant also includes transmission, switchyards, or other non-generation facilities required by the transmission provider as a condition to interconnect the generation plant, but no other non-generation facilities. Facilities are no longer Merchant Plant after PNM divests its interest in the plant or the plant receives a certificate of public convenience and necessity pursuant to NMSA 1978, ss.62-9-1 (2001). Palo Verde Nuclear Generating Station Unit 3 ("PVNGS Unit 3") is not "Merchant Plant" under this Stipulation. "Merchant Plant Participation" in this Stipulation shall mean to invest in, acquire, construct or operate specific Merchant Plant by PNM. Merchant Plant Participation does not include issuance of securities by PNM.
4) After passage of Senate Bill 266, the NMPRC initiated an inquiry into issues concerning PNM's plans for Merchant Plant and utility generation resources in Utility Case No. 3137, which is pending.
5) The New Mexico Public Utility Act ("PUA")ss.ss. 62-3-1 et seq. has been repealed effective July 1, 2003. Laws 1998, ch. 108, ss. 82.


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6)   The Signatories seek to resolve issues concerning retail electric rates, retail customer choice in New Mexico, PNM's Merchant Plant Participation, energy supply and resources available to retail customers, the pending repeal of the PUA and related matters. Negotiations began in the autumn of 2001 and have culminated in this Stipulation.
7) In consideration of their mutual promises and of the benefits they and their respective constituents will receive, the Signatories, through their undersigned authorized representatives, stipulate and agree as follows:

                              RETAIL ELECTRIC RATES

8) RATE PATH AND RATE REDUCTIONS: PNM shall reduce current New Mexico jurisdictional retail electric base rates in two phases as shown on Attachment A, except as otherwise provided in this Stipulation. First, PNM shall reduce each element of current New Mexico base rates by 4% effective with service rendered on and after September 1, 2003 ("Phase One Rates"). Next, PNM shall reduce New Mexico base rates from the levels in place at the time this Stipulation is entered by an additional 2.5% effective with service rendered on and after September 1, 2005 ("Phase Two Rates") except as provided in Paragraph 33 (Effect of No Repeal). Provided however, that the Integrated System Streetlighting and Floodlighting Service (PNM Rate
     Schedule 19), Integrated System Streetlighting and Floodlighting Service - New Installations (PNM Rate Schedule 20) and Private Area Lighting Service (PNM Rate Schedule 6) shall receive a Phase One Rate reduction of 2.5% effective with service rendered on and after September 1, 2003 and through at least December 31, 2007, and no Phase Two Rate reduction, as reflected on Attachment A. The Phase Two rate reduction applicable to Special Contract Service for Large Customers is reflected on Rate 23 in Attachment

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     D. The reductions shall not apply to: (a) franchise fee rates or tax rates recovered through a tax adjustment clause authorized by Commission Rule 330, NMAC, 17.1.330, and (b) the Palo Verde refinancing credit approved in NMPRC Case No. 2837. The rates described in this Paragraph 8 (Rate Path and Rate Reductions) shall be referred to here as the "Stipulated Rates." PNM will file an Advice Notice for the Stipulated Rates approved by the NMPRC prior to the effective dates of September 1, 2003 for Phase One Rates and September 1, 2005 for Phase Two Rates, appended to this Stipulation as Attachments H and I, and prior to the effective dates for the other rates approved in this Stipulation.
9) OTHER RATE ISSUES: In PNM's next general rate adjustment proceeding, COA service under PNM Rate Schedules 19 and 20 shall be treated as a separate customer class. A new 70 watt streetlight option shall be added to Rate 20 upon approval of this Stipulation, reflected on Attachment G.
10) RATE CHANGE MORATORIUM: Except as otherwise provided in Paragraph 33 (Effect of No Repeal) and elsewhere in this Stipulation and regardless of changed circumstances, the Phase One Rates shall remain in effect until August 31, 2005 and the Phase Two Rates shall remain in effect until at least December 31, 2007 in accordance with Paragraph 8 (Rate Path and Rate Reductions). The Signatories will not seek to initiate by their own motion or other filing a change in the Stipulated Rates that would take effect prior to January 1, 2008, unless allowed in Paragraph 11 (Rate Change Moratorium Exceptions). The Signatories will not seek prior to September 1, 2006 to initiate by their own motion or other filing a general rate adjustment proceeding to set rates that would take effect upon expiration of the Rate Change Moratorium on December 31, 2007 or thereafter. While final approval of this Stipulation is pending before the NMPRC, the Signatories will not seek to initiate by their own motion or other filing

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     any electric general rate adjustment proceeding, except if the approval is still pending before the NMPRC on April 1, 2003, the Signatories are free to file. If a non-Signatory or the Commission initiates a proceeding to change the Stipulated Rates contrary to these provisions, the Signatories who participate in that proceeding will indicate their support for the provisions of this Stipulation and the continuation of the Stipulated Rates.
11) RATE CHANGE MORATORIUM EXCEPTIONS: The Rate Change Moratorium in this Stipulation shall apply except as follows:
     a) PNM may seek a general rate adjustment if the financial impact to PNM during the Rate Change Moratorium in order to comply with new or changed environmental or tax laws or regulations, or a new broader application of existing environmental or tax laws or regulations will compromise PNM's financial integrity during the Rate Change Moratorium. If there is a general rate adjustment under this Paragraph 11(a), the Rate Change Moratorium in Paragraph 10 and the Rate Path and Rate Reductions in Paragraph 8 shall no longer apply.
     b)  Nothing in this Stipulation shall affect:
         i) The continued adjustment of charges for recovery of taxes payable under the Gross Receipts and Compensating Tax Act ("GRCTA") or a substitute or successor tax to the GRCTA as authorized by Commission Rule 330. NMAC 17.1.330;
         ii) Charges for franchise fees as a separate line item on bills to customers located within the jurisdiction of the government authority imposing the fee;

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         iii)  Recovery of "excess costs" for underground power lines mandated by a local government authority as permitted by the Final Order in NMPRC Case No. 3295 (Rate 22), or as may be modified on remand after appeal.
     c) Neither this Stipulation nor changes or deletions in the proposed 4000B tariff shall prejudice, bind or serve as an admission by any Signatory regarding the historic application or availability of PNM's current tariffs to specific customers or regarding the provision of electric generation/transmission to the United States Executive Agencies facilities by the Western Area Power Administration or affect in any way the proceedings in NMPRC Case No. 3135 or FERC Docket No. TX00-1-00, now on appeal to the Tenth Circuit Federal Court of Appeals.
     d) PNM may propose to modify tariffs, riders and terms and conditions of rate schedules that do not increase customers' rates or charges. PNM may also propose to implement additional tariffs. The Signatories shall not oppose such proposals on the basis that they involve "piecemeal ratemaking." These proposals are limited to:
         i) Economic development or load retention rates requested pursuant to NMSA 1978, ss. 62-6-26 (1999);
         ii) New rates for new large customers who do not qualify under existing PNM rate schedules;
         iii) Rates for new services not covered in any existing PNM rate schedule or service agreement;
         iv)   PNM's Uranium Mining/Milling Load Rider applicable to PNM Rate
               Schedule 4(B), (PNM Rider 7);

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         v)    Rates for Cogeneration and Small Power Production Facilities
               under NMPRC Rule 570 (Rate Schedule No. 12);
         vi) A tariff for customers voluntarily purchasing renewable energy which PNM may offer in the future pursuant to Paragraph 12 (Renewable Energy Cost Recovery).

12) RENEWABLE ENERGY COST RECOVERY: PNM may seek recovery of the costs of renewable energy resources (either purchased or from owned resources) acquired pursuant to, or used to satisfy, a mandate by any governmental authority only through base rates, and not through any rate rider or adjustment clause. PNM shall be authorized to capitalize all the reasonable costs of mandatory renewable energy resources including an after-tax cost of capital of 8.64% to be recorded concurrently with the deferral of such costs. Each month's capitalized costs shall be considered a separate Regulatory Asset. For Regulatory Assets recorded prior to December 31, 2004, PNM must seek recovery in a general rate adjustment proceeding filed within 54 months of recording a Regulatory Asset, or will be deemed to have waived its right to seek recovery of that Regulatory Asset. For Regulatory Assets recorded after December 31, 2004 but prior to December 31, 2007, PNM must seek recovery in a general rate adjustment proceeding filed within 48 months of recording of a Regulatory Asset, or will be deemed to have waived its right to seek recovery of that Regulatory Asset. For Regulatory Assets recorded after December 31, 2007, PNM must seek recovery in a general rate adjustment proceeding filed within 36 months of recording a Regulatory Asset, or will be deemed to have waived its right to seek recovery of that Regulatory Asset. PNM shall be permitted to recover Regulatory Assets accrued during the pendency of a general rate adjustment proceeding as an outcome of that proceeding. For owned resources required by or used to

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     satisfy such a mandate, all the reasonable costs, including a return on and a return of such capital expenditure, will accrue from the later of the in-service date of the resource or the effective date of the mandate. This Paragraph 12 will remain in effect until at least one year after the conclusion of PNM's second general rate adjustment proceeding filed after December 31, 2007, and thereafter until otherwise ordered by the Commission. PNM retains the right to offer a tariff providing renewable energy resources to customers willing to subscribe voluntarily, and the Signatories agree that the Commission should address any such filing in an expedited proceeding so that a final order may be issued within 60 days from the date of filing. Costs incurred to provide the voluntary renewable energy tariff shall be charged only to the tariff's subscribers. Renewable energy resources acquired pursuant to, or used to satisfy, a government mandate or for the voluntary renewable energy tariff shall be added to PNM's portfolio of included New Mexico jurisdictional generating resources identified in Attachment C, Page 1.
13) SURFACE COAL MINE DECOMMISSIONING COSTS: PNM shall be authorized to recover in these Stipulated Rates and future retail rates its New Mexico jurisdictional share of the decommissioning costs associated with the San Juan, La Plata and Navajo Surface Coal Mines as shown on Attachment B. PNM shall be authorized to recover up to $100 million of the costs shown on Attachment B, composed of approximately $69 million in surface coal mine reclamation costs paid to BHP, Navajo Coal Company and San Juan Coal
     Company ("Reclamation Costs") and approximately $31 million of contract buyout costs paid to San Juan Coal Company and San Juan Transportation Company ("Contract Buyout Costs"). The costs shall be amortized over 17 years commencing September 1, 2003 and in equal amounts each year after 2004 as shown on Attachment B. PNM will not seek to recover a return on the

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     unamortized Reclamation Costs, but PNM may seek in future rate adjustment proceedings to recover a return on the unamortized Contract Buyout Costs remaining as of December 31, 2007. The Signatories agree not to oppose recovery of the $100 million Reclamation Costs and Contract Buyout Costs shown on Attachment B through retail rates. The recovery of these costs shall only be subject to verification by the Signatories of the amounts actually spent. The Signatories' agreement to allow cost recovery under this paragraph shall not be used as a basis to support PNM's claim for recovery of a return on Contract Buyout Costs after December 31, 2007. Non-PNM Signatories reserve their right to challenge PNM's recovery of a return on Contract Buyout Costs on any basis. PNM shall file verification of the actual amounts spent and the estimate to complete reclamation with the annual filing described in Paragraph 27 (Informational Filings).
14) NUCLEAR DECOMMISSIONING COSTS: The Signatories acknowledge that the Stipulated Rates shall be deemed to provide for full recovery of nuclear decommissioning costs accrued in accordance with the estimates in the most current Decommissioning Cost Study prepared by TLG Services, Inc. during the period the rates are in effect for PNM's interests in PVNGS Units 1 and 2.
15) OFF SYSTEM SALES: The Signatories acknowledge that the Stipulated Rates meet all the requirements of NMSA 1978, ss.62-3A-8(C)(2001) during the period of the Rate Change Moratorium. The risks and benefits of all off-system sales, other than the dollar amounts of those already embedded in the Stipulated Rates, inure solely to PNM's shareholders during the period of the Rate Change Moratorium. To the extent that PNM is permitted by the NMPRC to purchase energy resources from or through a PNM affiliate, the Signatories agree not to argue at the FERC that retail customers are inadequately protected from improper exercise of market power or affiliate abuse during the period of the Rate Change Moratorium.

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16)  TRANSITION COSTS: PNM will not seek recovery of transition costs as defined in NMSA 1978, ss. 62-3A-3(CC)(2001) incurred through the date of approval of this Stipulation, including but not limited to all costs characterized as transition costs by PNM in NMPRC Case No. 3137.

                              GENERATION RESOURCES

17) RESOURCES REQUIRED TO SERVE NEW MEXICO JURISDICTIONAL RETAIL LOAD AND WHOLESALE FIRM REQUIREMENTS LOAD: Upon approval of the Stipulated Rates by the NMPRC, the portion of San Juan Generating Station Unit 4 previously treated as an excluded resource from PNM's New Mexico retail rates shall be included as a generation resource to serve PNM's New Mexico retail and wholesale firm requirements customers' load. PNM's contracts to purchase power from Tri-State Generation and Transmission Association, Inc., Delta Person Limited Partnership and the 72 MW of firm power from Southwestern Public Service Company shall also now be included as generation resources to serve PNM's New Mexico retail and wholesale firm requirements customers' load until each contract expires. The resulting portfolio of total generation resources consists of PNM's interests in the plants and contracts in the capacity amounts listed on Attachment C, Page 1, as such resources may change pursuant to this Paragraph 17, and Paragraphs 12 and 18 (Renewable Energy Cost Recovery and Resource Additions for Retail Load). PNM's current projected load and resource table is shown as Attachment C, Page 2. The Signatories acknowledge that the generation resources reflected on Attachment C, Page 1, as they may change pursuant to this Paragraph 17, and Paragraphs 12 and 18 (Renewable Energy Cost Recovery and Resource

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     Additions for Retail Load), serve PNM's retail customer and wholesale firm requirements customer loads, and that, consistent with the agreement in Paragraph 15 (Off-system Sales), excess capacity or energy from such resources also may be used for off-system sales. The generation resources on Attachment C, Page 1, as they may change pursuant to this Paragraph 17, and Paragraphs 12 and 18 (Renewable Energy Cost Recovery and Resource Additions for Retail Load), that are used to serve New Mexico retail load and included in New Mexico retail rates are subject to the jurisdiction of the NMPRC and regulation under the PUA. PVNGS Unit 3 shall continue to be treated as excluded plant as described in the Final Orders of the Commission in NMPRC Case Nos. 2146 Part II and 2296. Nothing in this Stipulation shall affect the allocation of fuel costs among the three PVNGS Units approved in NMPRC Case No. 2087, or the allocation of costs to retail and wholesale loads.
18) RESOURCE ADDITIONS FOR RETAIL LOAD: The Signatories agree that PNM should apply to the NMPRC for all necessary regulatory approvals to add New Mexico jurisdictional generation resources in sufficient quantity and at the appropriate time to maintain a total projected system reserve requirement which is the lesser of approximately 15 percent or the applicable planning reserve level established by the Western Electricity Coordinating Council ("WECC"). Provided that PNM can obtain all necessary regulatory approvals to do so, PNM commits to add load-side generation resources to serve New Mexico jurisdictional retail load between the years 2003 through 2007 if it needs additional resources to maintain this reserve requirement. Lordsburg Generating Station ("Lordsburg"), Afton Generating Station ("Afton") and equipment additions including turbines, which can increase PNM's resource portfolio, are eligible to be included as such resources if PNM obtains

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     approval for such inclusion in accordance with NMSA 1978, ss.62-9-1 (2001),
     NMPRC Rule 440 17 NMAC 5.440, or Paragraph 21(c)(iii) as applicable. The projected reserve margin will be calculated by dividing total jurisdictional resources less total jurisdictional peak load by total jurisdictional peak load. For purposes of this calculation, total jurisdictional resources will be the sum of resources shown on Attachment
     C, Page 1, as they may change pursuant to this Stipulation. For purposes of this calculation, total jurisdictional peak load includes New Mexico jurisdictional single coincident peak load and peak wholesale firm requirements load projected to be coincident with jurisdictional peak load and contracted prior to September 2, 2002. For purposes of this calculation, total jurisdictional resources shall only include renewable resources to the extent such resources provide expected capacity on peak. Projected firm loads and projected resources shall be used in this calculation. The load of customers electing the Special Contract Service for Large Customers described in Paragraph 19 shall not be included in developing PNM's resource or reserve requirement under this Paragraph 18. The Signatories acknowledge the reserve requirement may temporarily deviate from the target level due to unexpected changes in loads or imbalances caused by the magnitude of new resource additions to meet load growth requirements. The Signatories reserve their right to challenge the prudence or used and usefulness of any of PNM's resource additions, but will not challenge the decision to acquire load-side resources as opposed to non-load-side resources. Load-side resources are resources that do not rely primarily on transmission from or through the Four Corners area for delivery to load. The Signatories acknowledge that PNM may in the future also apply to the NMPRC for all necessary regulatory approvals to include Merchant Plant in rate base pursuant to Paragraph 21 (c)(iii) as facilities subject to the jurisdiction of the NMPRC. The Signatories reserve their

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     right to oppose the granting of such approvals for including Merchant Plant in rate base. The retail cost limitation set forth in NMSA 1978, ss.62-3A-8(C) (2001) and in Paragraph 21(c)(iv) of this Stipulation do not apply if PNM has no investment in Merchant Plant. The Signatories agree that this interpretation shall apply regardless of whether ss.62-3A-8(C) is recodified or amended.
19) SPECIAL CONTRACT SERVICE FOR LARGE CUSTOMERS: PNM shall implement a new, optional tariff, Special Contract Service for Large Customers (Rate 23). This tariff is attached as Attachment D. The Signatories acknowledge that Special Contract Service for Large Customers is not subject to the cost limitation described at Paragraph 21(c)(iv). For purposes of implementing this tariff, on or before December 31, 2005, and on or before December 31 of each year thereafter, PNM will file with the NMPRC a statement of its growth in retail load between the peak of the prior year and the peak of the current year. Service under the tariff shall begin on July 1, 2005, except as provided in Paragraph 33 (Effect of No Repeal). Rate 23 incorporates the following provisions without which Rate 23 would not be just and reasonable or in the public interest:
     a) Rate 23 sets a minimum 1MW load at a single service location to assure that small customers are not exposed to the price risks inherent in the rate, to match load requirements of power suppliers, and to make the rate administrable without unreasonable additional cost.
     b) Rate 23 excludes loads which lack predictability and therefore cause load imbalances.
     c) Rate 23 limits the total participating load so as not to jeopardize the utility's ability to recover the cost of, including a reasonable return on, generation facilities and other generation resources acquired to serve New Mexico jurisdictional customers, or to cause such costs to be borne by customers taking service under other retail rates.

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     d)  Rate 23 makes permanent and irrevocable the request for service under that rate once PNM has entered into the initial contract for generation supply, so that PNM is not required to plan for, construct or acquire rate-based generation resources to serve such customers, thereby preventing service under Rate 23 from becoming a financial burden on PNM or other retail customers.
     The Signatories agree that they shall not at any time propose modifications to Rate 23, except as to the level of the specified rates, if PNM opposes such modifications, and, in any proceeding before the NMPRC in which the Signatories participate, that they shall oppose any modification to Rate 23, except to the level of the specified rates, if proposed by a non-Signatory, and if PNM opposes such modification. This provision does not limit the right of any Signatory to oppose any modification that is proposed by any Signatory or non-Signatory. The Signatories further agree that, to the extent the Commission modifies Rate 23 over the opposition of the Signatories in a manner that would allow customers eligible for Rate 23 to avoid costs already embedded in PNM's cost of service to jurisdictional customers, such costs shall not be considered to be imprudent, inefficient, wasteful, excess or not used and useful and such costs shall be recoverable by PNM under applicable rates established by the Commission. By agreeing to provide Rate 23 to customers eligible under its provisions (Attachment D), PNM does not waive its right to oppose any modifications to Rate 23 on any basis.

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                                 MERCHANT PLANT

20) MERCHANT PLANT PARTICIPATION APPROVAL: NMPRC approval shall be required as provided in this Stipulation for issuance of securities associated with Merchant Plant and for location approval of Merchant Plant under NMSA 1978,
     Section 62-9-3 (2001). No NMPRC approval or other authorization from the NMPRC shall be required for PNM's Merchant Plant Participation as long as PNM meets the following conditions:
     a) PNM shall not invest more than $1.25 billion in Merchant Plant, which includes its investment in Lordsburg and Afton.
     b) PNM shall have an Investment Grade (as hereinafter defined) credit rating on a stand alone basis and on a consolidated basis with PNM Resources as evidenced by Standard & Poor's ("S&P") letter commitment, provided to the Signatories. The letter commitment shall also provide that PNM's Merchant Plant Participation will not cause PNM's credit rating (stand alone or consolidated) to fall below Investment Grade. In the event S&P no longer provides this type of letter commitment as a business practice, PNM may provide the needed letter commitment from Moody's or Fitch. For purposes of this Stipulation, "Investment Grade" means that all PNM's senior debt is rated BBB- or better by S&P or the equivalent level if rated by another agency. The determination date for Investment Grade status ("Determination Date") shall be the date the letter commitment is delivered to the Signatories but:
         i)   no later than ten (10) days after receipt by PNM; and
         ii) no earlier than 360 days and no later than 30 days prior to scheduled ground-breaking if Merchant Plant is being constructed; or

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         iii) no earlier than 180 days and no later than 30 days prior to scheduled closing of the transaction if an interest in Merchant Plant is being acquired through purchase or other financial transaction.
     c) PNM shall spend at least $60 million per year in gas and electric utility, non-Merchant Plant infrastructure needed to maintain adequate and reliable service unless PNM demonstrates and the PRC determines that a lesser expenditure is better for customers. The utility portion of capital expenditures made by PNM Resources for PNM infrastructure shall be included in meeting this requirement if the costs are for infrastructure items that have historically been provided by PNM. Staff and the Signatories do not waive any rights to challenge the prudence or reasonableness of any specific items of the $60 million in expenditures.
21) MERCHANT PLANT FINANCINGS: PNM shall file an application for NMPRC financing approval prior to issuing securities designated for financing Merchant Plant ("Merchant Plant Financing"), which, except as otherwise provided in Paragraph 33 (Effect of No Repeal), shall be granted on an expedited basis under subparagraph (e) of this Paragraph 21 pursuant to the following terms, conditions and procedure:
     a) PNM shall provide a letter commitment by S&P that PNM has a credit rating of Investment Grade and that PNM's credit rating will remain Investment Grade after the financing occurs both on a stand alone basis and on a consolidated basis with PNM Resources. If S&P no longer provides both types of rating commitments as a business practice, then PNM must obtain the missing commitment from either Moody's or Fitch.
     b)  PNM shall provide an affidavit from a knowledgeable officer of PNM

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         (i)   designating the securities as a Merchant Plant Financing;
         (ii) describing the purposes for which the proceeds of the securities will be used;
         (iii) certifying that the aggregate amount of PNM's securities outstanding and proposed to be outstanding will not exceed the fair value of the properties and business of PNM;
         (iv) certifying that, as part of the securities issuance, PNM will not create or assume any lien, security interest or other charge or encumbrance on assets included in its New Mexico retail rates as security for any Merchant Plant Financing;
         (v) certifying that PNM will maintain a capital structure with no more than 62% debt, including off-balance sheet debt, after the financing;
         (vi) certifying that the Merchant Plant is being financed with at least 50 percent new equity. New equity is PNM retained earnings generated after the approval date of this Stipulation, infusions of additional paid-in-capital from PNM Resources, and new PNM equity issuances. Infusions of additional paid in capital to PNM from PNM Resources are not a financing or a securities issuance and do not need prior Commission approval.
     c) PNM shall provide an affidavit from a knowledgeable officer of PNM that Merchant Plant has either a Western Electricity Coordinating Council interconnection or a Southwest Power Pool interconnection deliverable to the New Mexico jurisdiction. PNM will provide testimony in support

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         of the request for approval of this Stipulation that such
         interconnections enhance PNM's utility system reliability. The Signatories agree that this affidavit concerning interconnections along with the other benefits specified below demonstrate a direct and nonspeculative utility purpose for a Merchant Plant Financing, and that no proof of those benefits, other than the affidavit, is required. The Signatories agree that other benefits of Merchant Plant to New Mexico retail jurisdictional customers include:
         i) To the extent of their availability, these plants can be used as backup for jurisdictional plant;
         ii)   Merchant Plant enhances the reliability of PNM's system;
         iii) PNM may, at its option, apply to the NMPRC for Merchant Plant to become a jurisdictional resource for providing retail electric service to New Mexico customers; if PNM exercises its option and Merchant Plant becomes a New Mexico jurisdictional resource, that Merchant Plant will be included in New Mexico jurisdictional rate base at its depreciated net book value;
         iv) Resources acquired by PNM to serve its retail load after January 1, 2001 shall be at a cost of service no higher than the average book cost plus fuel, other operating and maintenance costs and the utility's authorized rate of return on investment of the utility's Merchant Plant constructed or acquired after January 1, 2001 until Merchant Plant is transferred out of PNM.

     d) PNM shall provide an affidavit from a knowledgeable officer of PNM that the forward five-year annual average of Merchant Plant generating capacity uncommitted to power sales agreements will not exceed 25 percent and will not exceed 40 percent in any single year during the forward five years. The calculation of the percentage shall include all of Lordsburg and Afton, as well as the TNMP power sale agreement. The percentage of committed capacity is the peak requirement (MW) of all power sale agreements from Merchant Plants divided by the total rated capacity of all Merchant Plants. The percentage of uncommitted capacity is the difference between the percentage of committed capacity and 100%. Additionally, the forward five-year annual average of Merchant Plant energy uncommitted to power sales agreements (as measured by energy availability commitments) will not exceed 59 percent and Merchant Plant energy uncommitted to power sales agreements (as measured by energy availability commitments) will not exceed 67 percent in any single year during the forward five years, as measured by energy not committed divided by total Merchant Plant kilowatt hours assuming 100% availability. PNM shall also notify the Signatories in writing if and when PNM becomes aware of its inability to make this demonstration.
     e) PNM shall file the affidavits and rating agency letter commitments described here with its application. Within ten days of such filing the Utility Staff shall report to the NMPRC that the application either does or does not contain the required information and that PNM either has or has not satisfied the requirements set forth in subparagraphs a) through d) above. If it does contain the required information and PNM has satisfied the specified requirements, Staff will indicate its support for, and the other Signatories will support or not oppose, approval of the Merchant Plant Financing application and the NMPRC acting on the application without a hearing and within 30 days of the date of the application. Merchant Plant Financing applications that meet these requirements shall be deemed to satisfy 17 NMAC 1.2.11(A) and PNM shall be granted a variance from the filing requirements of 17 NMAC 1.2.51(B)(1) through (B)(3) and 17 NMAC 1.2.11(B) except that PNM shall serve notice on the Attorney General in accordance with 17 NMAC 1.2.51(B)(1). Staff and the New Mexico Attorney General may oppose such requests for expedited approval and may obtain a hearing with a prima facie showing of a probable material and adverse impact to customer service or rates as a result of the financing. If PNM's request for approval is denied by the NMPRC after hearing, PNM waives its rights to raise in court that the Commission lacks jurisdiction or statutory authority to issue the order denying PNM's request.
     f) If PNM cannot meet the criteria in this Stipulation for expedited financing, PNM may nevertheless request NMPRC approval to issue securities for Merchant Plant Financing pursuant to the procedures and legal standards applicable to issuance of securities under Article 6 of the Public Utility Act and under NMPRC rules, as they exist or may be revised in the future. Non-PNM Signatories may oppose such requests. Prior to 2015, non-PNM Signatories may not argue that a utility purpose is not met if the Merchant Plant meets the criteria described in Paragraph 21 (c) (Merchant Plant Financings). If PNM's request for approval is denied by the NMPRC after hearing, PNM waives its rights to raise in court that the Commission lacks jurisdiction or statutory authority to issue the order denying PNM's request.

22)  CREDIT RATING BELOW INVESTMENT GRADE:
     a) Reporting: If PNM's credit rating on a stand alone basis falls below Investment Grade as rated by two of S&P, Moody's or Fitch, or if PNM's credit rating on a consolidated basis with PNM Resources falls below Investment Grade by S&P, PNM shall, within 15 business days, file a report with the NMPRC, copied to all Signatories, that includes information on the status of all Merchant Plant Participation, including the following information for each Merchant Plant project: 1) name of project; 2) total estimated cost of project; 3) amount spent to date; 4) percent completed to date; 5) dollar amount needed to complete the project; 6) additional financing needed to complete the project; 7) amount of Merchant Plant capacity and energy contractually committed; and 8) any other information that PNM believes would be relevant. The Signatories agree that this report shall only be provided by PNM to non-PNM Signatories who sign a confidentiality agreement pursuant to a protective order in forms as attached in Attachment E to this Stipulation, which should be issued by the NMPRC as part of the approval of this Stipulation.
     b) New Merchant Plant Participation and Financing: If, at the Determination Date, PNM's credit rating on a stand alone basis is rated below Investment Grade by two of S&P, Moody's or Fitch or if PNM's credit on a consolidated basis with PNM Resources is rated below Investment Grade by S&P, PNM shall apply to the NMPRC for approval to initiate new Merchant Plant Participation and new Merchant Plant Financing pursuant to Paragraph 21(f). If PNM's request for approval is denied by the NMPRC after hearing, PNM waives its rights to raise in court that the Commission lacks jurisdiction for statutory authority to issue an order denying PNM's request.
     c) Ongoing Merchant Plant Development. "Ongoing Merchant Plant Development" is defined to mean the building or purchasing of Merchant Plant for which the Determination Date has passed. If PNM's credit on a stand alone basis is rated below Investment Grade by two of S&P, Moody's or Fitch, or if PNM's credit on a consolidated basis with PNM Resources is rated below Investment Grade by S&P, PNM may provide to the Signatories a rating agency letter commitment from at least one of the agencies that listed PNM below investment grade determining the credit rating impact of PNM's completion of all or a portion of the Ongoing Merchant Plant Development. PNM shall then be authorized to continue Ongoing Merchant Plant Development as proposed to the rating agency as follows:
         i) If PNM delivers a rating agency letter commitment demonstrating a High Outcome as shown on the chart in Attachment F and that PNM's credit rating on a stand-alone basis or on a consolidated basis with PNM Resources will return to investment grade, PNM may continue the Ongoing Merchant Plant Development as proposed to the rating agency without Commission approval and without limitation on the amount of expenditure other than that set forth in Paragraph 20(a) (Merchant Plant Participation Approval).

         ii) If PNM delivers a rating agency letter commitment demonstrating a High Outcome as shown on the chart in Attachment F, PNM may spend up to $150 million to continue the Ongoing Merchant Plant Development as proposed to the rating agency and the Signatories agree not to oppose the continuation up to $150 million by filing a petition to stop it or in a proceeding initiated otherwise. PNM may request NMPRC approval to spend more than $150 million, which non-PNM Signatories may oppose.
         iii) If PNM delivers a rating agency letter commitment demonstrating a Medium Outcome as shown on the chart in Attachment F, PNM may spend up to $75 million to continue the Ongoing Merchant Plant Development as proposed to the rating agency and the Signatories agree not to oppose the continuation up to $75 million by filing a petition to stop it or in a proceeding initiated otherwise. PNM may request NMPRC approval to spend more than the $75 million, which non-PNM Signatories may oppose.
         iv) If PNM delivers a rating agency letter commitment demonstrating a Low Outcome as defined by the chart in Attachment F, PNM must obtain NMPRC approval to continue the Ongoing Merchant Plant Development, which non-PNM Signatories may oppose.

         v) If the Commission denies PNM's request for approval to spend more than the limits set forth above, or to otherwise continue Ongoing Merchant Plant Development as described in this Paragraph 22
               (c)(ii) through (iv), PNM waives its rights to raise in court that the Commission lacks jurisdiction or statutory authority to issue the order denying PNM's request.
     d) The Signatories who participate in a proceeding on PNM's application for approval for new Merchant Plant Participation or Merchant Plant Financing under Paragraph 22(b) or to continue Ongoing Merchant Plant Development under Paragraph 22(c)(ii) and 22(c)(iii) will support or not oppose expedited consideration of the application so that a Final Order may be issued no later than 90 days from the date of the application.
     e) If PNM regains its Investment Grade credit rating so that it has an Investment Grade rating on a stand-alone basis from any two of S&P, Moody's or Fitch and on a consolidated basis with PNM Resources from S&P, the provisions of Paragraphs 20 and 21 of this Stipulation addressing expedited Merchant Plant Participation and Merchant Plant Financings, will again be applicable.

23)  TRANSFER OF MERCHANT OR EXCLUDED PLANT:
     a) NMPRC approval shall not be required for PNM to transfer its interests or any part thereof in Merchant Plant or PVNGS Unit 3 from time to time to any other legal entity, provided that the following conditions are met: 1) PNM's debt to capital ratio will not exceed 65% after giving effect to the transfer; and 2) PNM provides a letter commitment from

         S&P to the Signatories 30 days before a transfer stating that the plant transfer will not cause PNM's credit rating on a stand-alone basis to fall below Investment Grade at the time of transfer. Notwithstanding the foregoing, NMPRC approval shall be required before PNM accepts any conditions imposed by an agency other than the NMPRC relating to PNM's application to transfer Merchant Plant or associated wholesale power sales agreements as defined in Paragraph 23(d) if the conditions could impair or diminish the NMPRC's jurisdiction or authority to regulate PNM's transmission and distribution service or non-Merchant Plants.
     b) PNM further agrees that it will transfer all its interests in Merchant Plant out of PNM by January 1, 2010. PNM will accelerate the mandatory transfer to a date one year after PNM has completed expenditure of $1.25 billion (including Afton and Lordsburg) on Merchant Plant. PNM may seek a variance from the NMPRC at any time prior to January 1, 2010 to extend or vacate the time or terms and conditions requiring the transfer but not beyond January 1, 2015. Provided, however, that notwithstanding the foregoing deadlines, in no event shall PNM be required to transfer Merchant Plant if it cannot obtain necessary FERC or NMPRC approval. Non-PNM Signatories agree not to petition the Commission to order the transfer of Merchant Plant by PNM before the dates or under different terms and conditions than those set out here. Non-PNM Signatories agree not to support any attempt by a non-Signatory or the NMPRC to force PNM to transfer the Merchant Plant before the dates or under different terms and conditions than those set out here. PNM may voluntarily transfer Merchant Plant at any time prior to 2015 pursuant to the terms of Paragraph 23(a) (concerning voluntary transfer). PNM does not waive any legal arguments or rights it may have to seek judicial relief from any NMPRC order requiring that it transfer Merchant Plant at a time earlier than that provided for in this Stipulation.
     c) Any PNM debt associated with Merchant Plant or PVNGS Unit 3 that is transferred will either be retired or transferred along with the plant. Debt associated with PVNGS Unit 3 is one-third of the debt associated with PVNGS. The debt associated with PVNGS Unit 3 is currently approximately $32 million. In addition, any other PNM financial liabilities that are identifiable to the transferred Merchant Plant or PVNGS Unit 3 will either be satisfied or transferred along with the Merchant Plant or PVNGS Unit 3. Any such transfer of debt or financial liabilities will also include the release of PNM from responsibility for the debt or financial liability.
     d) The transfer of Merchant Plant described in this Paragraph shall mean the transfer of the physical assets or PNM's ownership interest in physical assets constituting the Merchant Plant and the wholesale power sales agreements associated with the Merchant Plant. All wholesale power sales agreements entered into by PNM after September 1, 2002, but not those entered into prior to that date and not those associated with PVNGS 3 if it remains owned by PNM, shall be considered agreements associated with Merchant Plant that must be transferred for purposes of this Paragraph. If PNM seeks to transfer utility employees other than employees who are full time Merchant Plant operators to the new Merchant Plant owner, PNM shall notify the non-PNM Signatories of the employees to be transferred 30 days prior to the transfer. If any non-PNM Signatory objects within 15 days after notice is given, PNM shall obtain NMPRC approval for the transfer of those employees that were the subject of the objection. In any event, PNM will make a compliance filing at the NMPRC confirming that the notice procedure was followed.
24) LETTER COMMITMENTS GENERALLY: PNM agrees to provide all rating agency letter commitments obtained for purposes of Paragraphs 20, 21, 22 and 23 to the non-PNM Signatories within 10 days of their receipt by PNM. The Signatories agree that the rating agency letter commitments shall only be provided by PNM to non-PNM Signatories who sign a confidentiality agreement pursuant to a protective order in forms as attached to this Stipulation as Attachment E which should be issued by the NMPRC as part of the approval of this Stipulation.
25) DIVIDEND AND CLASS II RESTRICTIONS: The prohibition against PNM paying dividends in any year in excess of net earnings for that year without prior Commission approval contained in the NMPRC's Holding Company Order, (Recommended Decision at 59, June 28 Order at 14, Errata Notice Aug. 28,
     2001) ("Dividend Restriction"), shall apply to transfers of Merchant Plant acquired after July 2002. Provided, however, that PNM can rollover under-utilized dividending capacity in any given year after 2002 to any subsequent period until Merchant Plant is completely transferred out of the utility. The Dividend Restriction does not apply to transfer of Afton, Lordsburg or PVNGS Unit 3. The Dividend Restriction shall not apply to PNM equity infused from PNM Resources, which can be transferred out of PNM without restrictions other than the conditions set forth in Paragraph 23(a)

     (concerning voluntary transfer). In addition, to the extent that transfer of Merchant Plant, as limited by Paragraph 23(d), including associated wholesale power sales agreements, or PVNGS Unit 3 by PNM to any PNM affiliate may be a Class II transaction under NMPRC Rule 450 or the Holding Company Order, the Signatories agree that PNM should be granted a variance upon NMPRC approval of this Stipulation from those provisions of the Rule and Order that apply to Class II transactions involving the transfer. If the variance is not granted, the termination provisions of this Stipulation at Paragraph 36 shall be applicable.
26)  JOINT DISPATCH:
     In the event Merchant Plant or PVNGS Unit 3 is transferred to a PNM affiliate, the question of whether PNM's generation resources and the affiliate's generation resources will be jointly or independently dispatched is at the affiliate's sole discretion until January 1, 2015. The dispatch function shall always reside in the utility and any formation of a dispatch function in the affiliate shall not impair the dispatch capability of the utility in any way. Non-PNM Signatories will support or not oppose PNM's application for any unconditional FERC approvals or authorizations needed to transfer Merchant Plant to an affiliate or to perform joint dispatch. The Signatories agree that PNM should be granted a variance upon approval of this Stipulation from the provisions of the Holding Company Order prohibiting utility employees from routinely providing services to other affiliate corporate entities (Recommended Decision at 60) only to the extent necessary to permit utility employees to engage in joint dispatch. In any NMPRC proceeding to set rates effective after January 1, 2008, the costs and benefits associated with joint dispatch will be equitably shared between customers and shareholders on a prospective basis.

27) INFORMATIONAL FILINGS: PNM will file at the NMPRC by February 1 of each year a report, certified as true and correct by the Chief Executive Officer or Chief Operating Officer of PNM, containing the following information:
     a)  Projected Merchant Plant financings for the current calendar year;
     b) Identification of Merchant Plants completed or acquired in the past calendar year;
     c) Summary of completed Merchant Plant Financings for the past calendar year;
     d) S&P actual coverage tests for the past calendar year and pro forma coverage tests for the current calendar year.
     e) The requirements concerning system supply planning reports contained in the Order Approving Stipulation in NMPRC Case No. 2567 are amended so that only the following information must be filed as follows:
         i) PNM's peak loads (including its most recent approved load forecast);
         ii)   PNM's reserve margins;
         iii) The capital and operating costs of the existing base load capacity;
         iv)   A plan for supply, bi-annual (every other year);
         v)    Sources and amount of power available for purchase;
         vi) Financial information and assumptions used to develop the plan for supply;
         vii)  Sensitivity analyses of assumptions and estimates;
         viii) Information concerning capabilities and limitations of supply alternatives;
         ix) Sensitivity analyses based on projected changes in fuel prices, regulation and competition;
         x) The types and degrees of uncertainty regarding the price and availability of fuel.
         xi)   Coalmine reclamation cost verification and estimates to complete.

28) APPLICABILITY: Except as otherwise provided in this Stipulation, the terms and conditions in Paragraphs 20 through 28 concerning Merchant Plant shall remain in force and effect until January 1, 2010, regardless of changed circumstances, unless the Commission grants a variance extending the date for transfer of Merchant Plant or if the NMPRC disallows a transfer under Paragraph 23(b), in which case the Merchant Plant terms and conditions shall continue until the date of transfer. The non-PNM Signatories agree not to seek any changes in those terms and conditions and to not support any non-signatory or the NMPRC seeking such a change. Nothing in this Merchant Plant section shall constitute a waiver by any Signatory of any interpretation or application of NMSA 1978 ss. 62-3A-8(C) unless such waiver is explicitly stated. By agreeing to the approval processes and waivers of certain rights on appeal in this Stipulation, the Signatories do not waive their rights to assert any legal position the Signatory considers meritorious if the provisions of the Merchant Plant Section, Paragraphs 20 through 28, of this Stipulation are no longer applicable.

                                RESTRUCTURING ACT

29) REPEAL OF RESTRUCTURING ACT: The Signatories, including PNM and PNM Resources through their respective officers, agree to actively and aggressively support legislation that repeals and modifies the Restructuring Act as described in this Paragraph 29 upon approval of this Stipulation by the NMPRC. The Signatories will support passage of such legislation in the Year 2003 Session of the New Mexico Legislature and if necessary in the Year 2004 Session and beyond until corporate separation occurs under NMSA 1978, ss. 62-3A-8(C) (2001). The Signatories agree that all sections of the Restructuring Act should be repealed except as described in this Stipulation. The Signatories agree that the following language of Section 62-3A-8(C) as modified here should be retained as a provision of the Public Utility Act:

                  A public utility may invest in, construct, acquire or operate a generating plant that is not intended to provide retail electric service to New Mexico customers, the cost of which is not included in retail rates and which business activities shall not be subject to regulation by the commission pursuant to the Public Utility Act, except as provided by Section 62-9-3 NMSA 1978. Nothing herein shall diminish a public utility's obligation, by the prudent acquisition of resources, to serve its retail load at a cost of service no higher than the average book cost plus fuel, other operating and maintenance costs and the utility's authorized rate of return on investment of the utility's unregulated generation constructed or acquired after January 1, 2001; provided that this provision does not apply to any public utility that does not acquire unregulated generation after January 1, 2001. The commission shall assure that the regulated business is appropriately credited for any off-system sales made from regulated assets. This section only applies to a public utility that began investing in, constructing or acquiring generating plant pursuant to this Section before July 1, 2004. This Section shall continue to apply until the later of January 1, 2015 or the public utility divests its interest in generating plant acquired or constructed under the provisions of this Section or the plant receives a certificate of convenience and necessity in accordance with NMSA 1978 ss.62-9-1.

30) OTHER RETAINED SECTIONS: The Signatories further agree that the Public Utility Act should be amended to retain the following additional portions of the Restructuring Act:
     a) Section 62-3A-18 (A) and (B) relating to franchise fees and gross receipts taxes; and
     b)  The following language from Section 62-3A-8(J) as modified here:

                  Public utilities that provide both electricity and natural gas distribution services shall not be required to functionally separate their electric and gas transmission, transportation and distribution operations from each other, and any rule or order to the contrary is void; and provided further that nothing in this section shall prevent a combined gas and electric distribution company from selling the natural gas commodity to customers pursuant to tariffs approved by the Commission.

     c) The following language from Section 62-3A-3 (CC) and Section 62-3A-7A as modified herein:
                  Notwithstanding repeal of the Restructuring Act, unless otherwise waived, a public utility shall be entitled to an opportunity to recover its transition costs. Utilities may retain these transition costs as a regulatory asset on their books pending recovery which must be complete by January 1, 2010. Transition costs shall mean for purposes of this section those prudent, reasonable and unmitigable costs other than stranded costs, not recoverable elsewhere under either federally approved rates or rates approved by the commission, that a public utility would not have incurred but for its compliance with the requirements of the Electric Utility Industry Restructuring Act of 1999 and rules promulgated thereunder relating to the transition to open access, and the prudent cost of severance, early and enhanced retirement benefits, retraining, placement services, unemployment benefits and health care coverage to public utility nonmanagerial employees who are laid off on of before January 1, 2003, that are not otherwise recovered as a stranded salary and benefits cost. Transition costs shall not include costs that the public utility would have incurred notwithstanding the Electric Utility Industry Restructuring Act of 1999.

31) HOLDING COMPANY ORDER: PNM acknowledges that repeal of NMSA 1978 ss.62-3A-8(A) through (I) and (K) (2001) and NMSA 1978 ss.62-3A-4(E) (2001)
     does not affect the enforceability of the Holding Company Order.
32) RURAL ELECTRIC COOPERATIVES AND MUNICIPALITIES: Nothing in this Stipulation shall affect and the Signatories have no agreement concerning the repeal or modification of the provisions of the Restructuring Act or the Public Utility Act applicable only to rural electric cooperative utilities or municipal utilities.

33) EFFECT OF NO REPEAL: This Stipulation shall remain in full force and effect whether or not the Restructuring Act is repealed except as provided in this Paragraph 33 as follows:
     a) If a law repealing and modifying the Restructuring Act as set forth in Paragraph 29 (Repeal of Restructuring Act) is not enacted by April 15, 2003, PNM shall not invest more than $400 million in Merchant Plant between April 15, 2003 and March 15, 2004, of which no more than $200 million will be PNM debt.
     b) If a law repealing and modifying the Restructuring Act as set forth in Paragraph 29 (Repeal of Restructuring Act) is not enacted by March 15, 2004, the following consequences shall occur:
         i) Paragraph 21 (Merchant Plant Financings) shall be suspended and shall remain suspended until the repeal and modifications set forth in Paragraph 29 (Repeal of Restructuring Act) occurs. During the suspension period, PNM shall be required to request NMPRC approval to issue securities for Merchant Plant Financings pursuant to the procedures and legal standards applicable to issuance of securities under Article 6 of the Public Utility Act and under NMPRC rules, as they exist or may be revised in the future. Non-PNM Signatories may not argue that a utility purpose is not met if the Merchant plant meets the criteria described in Paragraph 21(c) (Merchant Plant Financings) incorporated here and made applicable in this subparagraph b of Paragraph 33. Infusions of paid-in-capital to PNM from PNM Resources are not a financing or securities issuance and do not need prior Commission approval. If PNM's request for approval is denied after hearing, PNM waives its rights to raise in court that the Commission lacks jurisdiction or statutory authority to issue an order denying PNM's request.
         ii) The limits in Paragraph 33(a) shall no longer apply and the $1.25 billion total limit on investment in Merchant Plant in Paragraph 20(a) shall apply.
         iii) The Signatories shall jointly petition the NMPRC to delay corporate separation and all of the other dates established in the Restructuring Act by one year pursuant to NMSA 1978, Section 62-3A- 17(D) (2001);
     c) If a law repealing and modifying the Restructuring Act as set forth in Paragraph 29 (Repeal of Restructuring Act) is not enacted by April 8, 2005, the following two consequences shall occur:
         i) The Phase Two Rates shall become effective one month early, i.e., with service rendered on and after August 1, 2005;
         ii) Availability of Special Contract Service for Large Customers under Paragraph 19 shall not commence until six months after the Repeal of the Restructuring Act.
                               PUBLIC UTILITY ACT

34) REPEAL OF REPEAL: The Signatories agree to actively and aggressively support legislation in the 2003 Legislative Session that repeals the delayed repeal of the PUA, as cited in Paragraph 5 of this Stipulation, upon approval of this Stipulation by the NMPRC.

35) AMENDMENTS: Further, the Signatories agree that upon approval of this Stipulation, they will not support in any manner any amendments to the PUA during the 2003 Legislative Session, other than as specifically set forth in Paragraph 32 (Rural Electric Cooperatives and Municipalities) and elsewhere in this Stipulation.

                    GENERAL PROVISIONS AND FURTHER VARIANCES

36) The Signatories will use their best efforts to obtain expeditious implementation of this Stipulation by the entry of an appropriate final Commission order and will support approval of this Stipulation by the NMPRC by January 1, 2003. This Stipulation assumes the legality and enforceability of the rates and agreements set forth in this Stipulation. Should any rate or agreement set forth in this Stipulation be rejected, modified or directly or indirectly rendered inoperable by Commission or Court decision, any party shall have the right, by filing a notice of withdrawal with the NMPRC within 30 days after the decision, to withdraw from this Stipulation and render this Stipulation of no further force and effect, in which case the Signatories shall attempt in good faith to negotiate an appropriate substitute rate or agreement. If this Stipulation is not approved or is rendered ineffective, the effective date of the Commission's final order, if not stayed or enjoined, in PNM's next general electric rate adjustment proceeding shall be September 1, 2003, provided that the proceeding is initiated by a filing made before June 1, 2003. The effective date shall be applied to service rendered during and after each customer's first full billing cycle after September 1, 2003. To the extent necessary, refunds will be provided through an appropriate billing credit mechanism. Refunds shall commence simultaneously with the change in rates which result from the general rate adjustment proceeding. The Signatories do not waive any rights they may have to obtain judicial relief from the rate adjustment or any aspect of the final order, including relief by stay, injunction, writ or appeal. If the final order is stayed or enjoined, the effective date of any rate reduction required by a non-appealable final order of the Commission in the same proceeding after affirmance or remand shall be September 1, 2003, shall apply retroactively to service rendered during and after each customer's first full billing cycle after September 1, 2003 and refunded through an appropriate credit mechanism.
37) The rate design, rate design method, the allocation of revenue requirements and the allocation method for setting revenue requirements reflected in the Stipulated Rates are the result of various compromises of the positions of the Signatories in this case for settlement purposes only and shall not constitute an admission of any kind or otherwise bind any signatory or establish any precedent or presumption in any other proceeding, including any proceeding required by the Restructuring Act.
38) The Signatories support PNM being granted, to the extent required by law, variances from any rules, regulations or provisions of prior orders necessary to obtain approval of and implement this Stipulation, except that such variances from the Holding Company Order or NMPRC Rule 450 shall only be granted where explicitly stated in this Stipulation. In the event of any conflict between the terms of this Stipulation and the terms of any prior Commission order, the terms of this Stipulation shall control and the terms of the prior order shall be deemed to have been modified only to the extent necessary to conform to the terms of this Stipulation. Variances should specifically be granted to PNM: 1) from the requirements in NMPRC Rule 530 (NMAC 17.9.530) to file Schedules A through R, the requirement to file a transmittal letter, the requirement to request such variance 30 days before the filing of schedules would be made, and except as the requirements of

     NMPRC Rule 530 are met by the cost of service that will be filed with the testimony in support of the Stipulation; 2) from NMPRC Rule 531 (NMAC 17.9.531) until the effective date of the Final Order in PNM's next general rate adjustment proceeding; 3) in this proceeding only, from the Holding Company Order requirement that PNM shall file "royalty related information" (December 18, 2001 Order at P. A(6)); and 4) in this proceeding only from the Holding Company Order requirement that PNM disclose in any base rate filing each service function not fully staffed internally, but for which PNM relies on an affiliate in whole or in part. (Rec'd Dec'n at 60, citing pp. 55-56 of COA Ex.1).
39) This Stipulation shall not prejudice, bind, or affect any party, or be viewed as an admission, except to the extent necessary to give effect to or enforce the terms of this Stipulation or unless otherwise specifically stated herein. In the event this Stipulation is not approved by the Commission in its entirety, nothing in this Stipulation or negotiations leading up to its execution shall be construed as an admission of a Signatory's position on any issue nor be used or offered into evidence by any Signatory in this or any other proceeding.
40) This Stipulation shall remain in effect until terminated or modified by unanimous consent of the Signatories, except as otherwise provided in this Stipulation. This Stipulation expresses the full intent, understanding and entire agreement of the Signatories concerning the subject matter hereof.
41) This Stipulation shall be binding upon and inure to the benefit of the successors and assigns of the Signatories.
42) Signatories may agree to the terms of this Stipulation through the execution of a separate signature page.

43) Approval of this Stipulation shall be entered as a Final Order in the "Merchant Plant" phase of Utility Case 3137, and as a Final Order dismissing the remainder of Utility No. Case 3137.
44) El Paso Electric Company, Southwestern Public Service Company and Texas-New Mexico Power Company are parties to this case but are not Signatories to this Stipulation (herein the "Non-Signatory Utility Parties".) Except for the provisions of this Stipulation addressed to modification of the Restructuring Act with respect to recovery of transition costs, the Non-Signatory Utility Parties have not agreed to the provisions of this Stipulation and will have no affirmative obligations as a result of this Stipulation but the Non-Signatory Utility Parties do not oppose adoption of this Stipulation by the Commission.
45) Nothing contained in this Stipulation shall create any affirmative obligation for the Non-Signatory Utility Parties or create any precedent in other cases involving those Non-Signatory Utility Parties, except as expressly provided in this Stipulation.

Respectfully submitted,




         /s/ Joanne Reuter
---------------------------------------------
Public Service Company of New Mexico
Joanne Reuter, Assistant General Counsel




         /s/ Jeff Taylor
---------------------------------------------
New Mexico Attorney General
Jeff Taylor, Esq., Assistant Attorney General




         /s/ Dahl Harris
---------------------------------------------
New Mexico Public Regulation Commission Staff
, Esq., Staff Counsel




         /s/ Steven S. Michel
---------------------------------------------
New Mexico Industrial Energy Consumers
Steven S. Michel, Esq.




Telephonically approved by Nann Houliston, 10/9/02
--------------------------------------------------
City of Albuquerque
Nann Houliston, Esq.

               BEFORE THE NEW MEXICO PUBLIC REGULATION COMMISSION
               --------------------------------------------------



In the Matter of Public Service Company of New       )
Mexico's Transition Plan Filed Pursuant to the       )
Electric Utility Industry Restructuring Act of 1999  )    Utility Case No. 3137
                                                     )
Public Service Company of New Mexico,                )
                                                     )
                           Petitioner.               )
-----------------------------------------------------)




                        AMENDMENT TO STIPULATED AGREEMENT
                        ---------------------------------

         COME NOW the Signatories to the Stipulated Agreement ("Stipulation") filed herein on October 10, 2002 and The Regents of the University of New Mexico ("UNM") and stipulate as follows:

     1. UNM and Public Service Company of New Mexico ("PNM") have agreed upon the terms and conditions of a Service Agreement, to become effective with the implementation of Phase One tariffs in September 2003, which includes a form of Interconnection Agreement and Interconnection Requirements and Safety Standards for UNM's planned new Customer-Owned Generation facility, and these agreements constitute additional consideration for UNM's agreement to the Stipulation through this Amendment.

     2. By executing this Amendment, UNM joins in and becomes a Signatory to the Stipulation, as amended herein.

     3. Pages 4 and 10 of Attachment A to the Stipulation are withdrawn and amended pages 4 and 10 of Attachment A (Exhibit 1 hereto), which modify only the information concerning Schedule 15B, are substituted.

     4. Page 6 of Attachment D to the Stipulation is withdrawn and amended page 6 (Exhibit 2 hereto), which modifies only the information concerning Schedule 15B, is substituted.

     5. Rate Schedule 15B, included as part of Attachment H (Phase One Tariffs) to the Stipulation, and Rate Schedule 15B, included as part of Attachment I (Phase Two Tariffs) to the Stipulation, are withdrawn and Amended Rate Schedules 15B (Exhibits 3 and 4 hereto) are substituted, respectively.

     6. The first two sentences of Paragraph 29 of the Stipulation are amended with the underlined language to read as follows: The Signatories, including PNM and PNM Resources through their respective officers, agree to actively and aggressively support and UNM agrees not to oppose legislation that repeals and modifies the Restructuring Act as described in this Paragraph 29 upon approval of this Stipulation by the NMPRC. The Signatories will support and UNM agrees not to oppose passage of such legislation in the Year 2003 Session of the New Mexico Legislature and if necessary in the Year 2004 Session and beyond until corporate separation occurs under NMSA 1978, ss. 62-3A-8(C) (2001).

     7. The first sentence of Paragraph 34 of the Stipulation is amended to read as follows:

     The Signatories agree to actively and aggressively support and UNM agrees not to oppose legislation in the 2003 Legislative Session that repeals the delayed repeal of the PUA, as cited in Paragraph 5 of this Stipulation, upon approval of this Stipulation by the NMPRC.

     8. Except as modified herein, the Stipulation remains in full force and effect.

     9. Agreement to the terms of this Amendment may be indicated by the execution of a separate signature page.


         Dated this 18th day of October, 2002

                                      Respectfully submitted,


                                                /s/ Joanne Reuter
                                  --------------------------------------------
                                  Public Service Company of New Mexico
                                  Joanne Reuter, Assistant General Counsel



                                                /s/ Jeff Taylor
                                  ---------------------------------------------
                                  New Mexico Attorney General
                                  Jeff Taylor, Esq., Assistant Attorney General



                                                /s/ Dahl Harris
                                  ---------------------------------------------
                                  New Mexico Public Regulation Commission Staff Dahl Harris, Esq., Staff Counsel



                                                /s/ Stephen S. Michel
                                  ---------------------------------------------
                                  New Mexico Industrial Energy Consumers
                                  Stephen S. Michel, Esq.



                                                /s/ Nann Houliston
                                  ---------------------------------------------
                                  City of Albuquerque
                                  Nann Houliston, Esq.




NMPRC Case No. 3137
Amendment to Stipulated Agreement

                                                /s/ Julie C. Weaks
                                  ---------------------------------------------
                                  The Regents of the University of New Mexico
                                  by: Julie C. Weaks Gutierrez
                                      Vice President for Business & Finance
                                      The University of New Mexico

NMPRC Case No. 3137
Amendment to Stipulated Agreement